UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2012

Soupman, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100
Staten Island, NY 10314
(Address of principal executive offices and zip code)

(212)  768-7687
    (Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Company issued the following update regarding certain ongoing litigation involving a bankrupt entity known as Soup Kitchen International, Inc. (SKI).

The updated facts are as follows:

•
The Original Soupman, Inc. (TOSI), our subsidiary that purchased SKI’s assets in December 2009, is defending itself in bankruptcy court against what we consider to be a baseless charge that we underpaid for SKI’s assets.

•	SKI had lost $20MM under its previous management since its inception and was, in fact, independently valued at a negative net worth of $5.6MM at the time of the sale of the assets to TOSI.

•
Because The Original Soupman, Inc. believed that a new business plan could successfully bring Al Yeganeh’s soups to market nationally, it has paid approximately $4.2MM for SKI’s assets, including cash at closing, guarantee of $3.67MM debt and Al Yeganeh’s royalty payments.

•	This year we hired BDO Valuation Advisors, a nationally recognized valuation authority, to provide a second opinion of the value of SKI at the time of the 12/09 transaction.

•	On May 14th, BDO Valuation Advisors issued its Report, which held that SKI had zero value at the time of the sale of its assets in December 2009 to The Original Soupman, Inc.

•	We are currently involved in a court-ordered mediation to resolve the bankruptcy claims, and we fully expect to prevail on any claim that we did not pay fair value for these assets.

Robert Bertrand, the Company’s President stated, “Because this bankruptcy litigation is about the fair value of SKI at the time of sale, using language that has often been applied to the Seinfeld show, we believe this lawsuit is all about nothing - in other words – all about SKI’s zero value at the time of the sale, as recently confirmed by BDO Valuation Advisors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2012	SOUPMAN, INC.

By:	/s/ Arnold Casale
Name: Arnold Casale Title: Chief Executive Officer